                                                                  EXECUTION COPY

                                                                     EXHIBIT 2.2

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                             BARR LABORATORIES, INC.

                                       AND

                         ENDEAVOR PHARMACEUTICALS, INC.

                                NOVEMBER 20, 2003

                                TABLE OF CONTENTS

1.   Definitions................................................................................         1

2.   Basic Transaction..........................................................................         9
         (a)   Purchase and Sale of Assets......................................................         9
         (b)   Assumption of Liabilities........................................................         9
         (c)   Purchase Price...................................................................         9
         (d)   Closing..........................................................................         9
         (e)   Deliveries at Closing............................................................        10
         (f)   Allocation.......................................................................        10
         (g)   Product Liability Insurance......................................................        10

3.   Seller's Representations and Warranties....................................................        10
         (a)   Organization of Seller...........................................................        10
         (b)   Authorization of Transaction.....................................................        11
         (c)   No Conflicts; No Bankruptcy......................................................        11
         (d)   Brokers' Fees....................................................................        12
         (e)   Title to Assets; Sufficiency of Assets...........................................        12
         (f)   Financial Statements.............................................................        12
         (g)   Events Subsequent to Most Recent Fiscal Month End................................        12
         (h)   Undisclosed Liabilities..........................................................        14
         (i)   Legal Compliance.................................................................        14
         (j)   Tax Matters......................................................................        15
         (k)   Intellectual Property............................................................        15
         (l)   Contracts........................................................................        18
         (m)   Powers of Attorney...............................................................        19
         (n)   Insurance........................................................................        19
         (o)   Product Liability................................................................        19
         (p)   Real Property Used in the Business...............................................        19
         (q)   Suppliers........................................................................        19
         (r)   Regulatory Matters...............................................................        19
         (s)   Affiliate Transactions...........................................................        20
         (t)   Product Safety...................................................................        20
         (u)   Disclosure.......................................................................        20

4.   Buyer's Representations and Warranties.....................................................        20
         (a)   Organization of Buyer............................................................        20
         (b)   Authorization of Transaction.....................................................        21
         (c)   No Conflict......................................................................        21
         (d)   Brokers' Fees....................................................................        21

5.   Pre-Closing Covenants......................................................................        21
         (a)   General..........................................................................        21
         (b)   Notices and Consents.............................................................        21
         (c)   Operation of Business............................................................        21
         (d)   Preservation of Business.........................................................        22
         (e)   Full Access......................................................................        22
         (f)   Notice of Developments...........................................................        22
         (g)   Exclusivity......................................................................        22
         (h)   Confidentiality..................................................................        22

         (i)   Product Liability Insurance......................................................        23

6.   Conditions to Obligation to Close..........................................................        23
         (a)   Conditions to Buyer's Obligation.................................................        23
         (b)   Conditions to Seller's Obligation................................................        24

7.   Termination................................................................................        25
         (a)   Termination of Agreement.........................................................        25
         (b)   Effect of Termination............................................................        26

8.   Remedies for Breaches of This Agreement....................................................        26
         (a)   Survival of Representations and Warranties.......................................        26
         (b)   Indemnification Provisions for Buyer's Benefit...................................        26
         (c)   Limitations to Indemnification Obligation........................................        27
         (d)   Indemnification Provisions for Seller's Benefit..................................        27
         (e)   Procedures.......................................................................        28
         (f)   Manner of Payment................................................................        29
         (g)   Instructions to Escrow Agent.....................................................        29
         (h)   Matters Involving Third Parties..................................................        29
         (i)   Reduction for Insurance..........................................................        30
         (j)   Exclusive Remedy.................................................................        30
         (k)   No Consequential Damages.........................................................        30

9.   Post-Closing Covenants.....................................................................        31
         (a)   General..........................................................................        31
         (b)   Registrations; Record Keeping; NDC Numbers.......................................        31
         (c)   Litigation Support...............................................................        31
         (d)   Transition.......................................................................        31
         (e)   Use of Seller's Labeling and NDC.................................................        31
         (f)   Confidentiality..................................................................        31
         (g)   Covenant Not to Compete..........................................................        32
         (h)   Employee Termination and Payment.................................................        33
         (i)   Products Liability Insurance.....................................................        33
         (j)   Additional Contracts.............................................................        33
         (k)   Directors' and Officers' Insurance...............................................        33
         (l)   Documentation of Expenses........................................................        33

10.  Miscellaneous..............................................................................        33
         (a)   Press Releases and Public Announcements..........................................        33
         (b)   No Third-Party Beneficiaries.....................................................        34
         (c)   Entire Agreement.................................................................        34
         (d)   Succession and Assignment........................................................        34
         (e)   Counterparts.....................................................................        34
         (f)   Headings.........................................................................        34
         (g)   Notices..........................................................................        34
         (h)   Governing Law....................................................................        35
         (i)   Amendments and Waivers...........................................................        35
         (j)   Severability.....................................................................        35
         (k)   Expenses.........................................................................        35
         (l)   Construction.....................................................................        36
         (m)   Incorporation of Annexes, Exhibits and the Disclosure Schedule...................        36

         (n)   Specific Performance.............................................................        36
         (o)   Arbitration......................................................................        36

Exhibit I - Escrow Agreement
Exhibit II - Assignment and Assumption Agreement
Exhibit III - Bill of Sale
Exhibit IV - Financial Statements
Exhibit V - Legal Opinion
Exhibit VI - NDA Transfer Letter
Exhibit VII - Press Release
Exhibit VIII - Transitional Services Agreement

Annex A - Assumed Contracts
Annex B - Claims
Annex C - Contracts
Annex D - Certain Activities and Events
Annex E - NDAs and INDs
Annex F - Stay Agreements
Annex G - Severance and Stay Bonus Payments
Annex H - Tangible Personal Property
Annex I - Business Intellectual Property
Annex J - Product Liability Insurance

          The Exhibits and Annexes listed above
          are omitted from this filing with the
          Commission. The registrant agrees to
          furnish supplementally to the
          Commission a copy of any omitted
          Exhibit or Annex upon the Commission's
          request.

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of November 20, 2003, by and between Barr Laboratories, Inc., a New York corporation ("Buyer") and Endeavor Pharmaceuticals, Inc., a Delaware corporation ("Seller"). Each of Buyer and Seller are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

         WHEREAS, Seller is engaged in the business of research and development of pharmaceutical Products (as defined below) based on proprietary combinations of hormones, alone or in combination with other compounds, for application in health care (the "Business"); and

         WHEREAS, Seller desires to sell the Business and substantially all of its assets, including the Products, and Buyer desires to purchase the Business and substantially all of the assets of Seller, including, without limitation, the Products, in return for cash and the assumption of certain liabilities by Buyer relating to such Products and other assets from and after the Closing Date upon the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows.

         1. Definitions. As used in this Agreement, including the Exhibits, Annexes and the Disclosure Schedule, the following capitalized terms shall have the respective meanings ascribed to them below:

         "AAA" has the meaning set forth in Section 10(o)(i) below.

         "AAI" means, collectively, aaiPharma, Inc., AAI International Inc. and their respective Affiliates.

         "Acquired Assets" means all of Seller's right, title, and interest in and to all of the assets owned by Seller or used by Seller in the Business, including, without limitation, all of Seller's right, title and interest in and to (a) the Products, (b) each NDA and IND relating to the Products (including all rights of reference to support such NDA), (c) the Marketing Materials, (d) the Business Intellectual Property, (e) the Contracts set forth on Annex A, as amended from time to time pursuant to the terms of this Agreement, (f) the Claims of Seller, (g) the Permits, (h) the Inventory and (i) the Records; provided, that notwithstanding the above, the Acquired Assets shall not include the Excluded Assets.

         "Acquisition Proposal" has the meaning set forth in Section 5(g) below.

         "Additional Contracts" has the meaning set forth in Section 9(j) below.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

         "Agreement" has the meaning set forth in the preface above.

         "Assumed Liabilities" means all Liabilities of Seller from and after the Closing relating solely to the Acquired Assets, other than the Contracts, and the following Liabilities of Seller related to the Business: (a) all Liabilities of Seller arising from and after the Closing relating to the Business under the Contracts set forth on Annex A attached hereto, as amended from time to time pursuant to the terms of this Agreement; (b) any product liability arising from and after the Closing with respect to the Products; (c) all obligations from and after the Closing with respect to regulatory matters regarding the Business, (d) all Liabilities from and after the Closing arising in connection with any Intellectual Property infringement claim with respect to the Products or Business Intellectual Property and (e) all Liabilities arising in connection with the sale, marketing, distribution, promotion and advertising of any Products following the Closing; provided, that notwithstanding the above, the Assumed Liabilities shall not include the Excluded Liabilities.

         "Bankruptcy and Equity Exception" has the meaning set forth in Section 3(b) below.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that reasonably forms or reasonably could form the basis for any specified consequence.

         "Basket" has the meaning set forth in Section 8(c)(i) below.

         "Bonus Escrow Account" has the meaning set forth in Section 2(c)(iii) below.

         "Business" has the meaning set forth in the preface above.

         "Business Intellectual Property" has the meaning set forth in Section 3(k)(i) below.

         "Buyer" has the meaning set forth in the preface above.

         "Buyer Indemnified Party" and "Buyer Indemnified Parties" have the meanings set forth in Section 8(b) below.

         "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

         "Claims" means the claims, deposits, prepayments, refunds, causes of action, choices in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes) relating to the Business and the Acquired Assets (excluding those pertaining solely to the Excluded Assets and those arising under this Agreement or any other agreement or arrangement contemplated herein), including, without limitation, those set forth on Annex B attached hereto.

         "Closing" has the meaning set forth in Section 2(d) below.

         "Closing Date" has the meaning set forth in Section 2(d) below.

         "COBRA" means Part 6 of Subtitle B of Title I of ERISA, Code Section 4980B, and any similar state law.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company Group" has the meaning set forth in Section 5(g) below.

         "Competing Product" has the meaning set forth in Section 9(g)(i) below.

         "Confidential Information" means any information concerning the Business or the Acquired Assets that is not already generally available to the public.

         "Contracts" means the agreements, contracts, instruments, Liens, purchase orders, licenses, sublicenses, supply agreements, development agreements, insurance agreements and other arrangements and commitments, to which Seller is a party or by which it is bound or to which any of its assets is subject (including any rights thereunder and amendments thereto through the date hereof), but excluding (a) those pertaining solely to the Excluded Assets and the Excluded Liabilities, the Leases, the Employment Agreements and the Stay Agreements and (b) this Agreement and any other agreement or arrangement contemplated herein. A list of the material Contracts is set forth on Annex C attached hereto.

         "Counter Notice" has the meaning set forth in Section 8(e)(ii) below.

         "Damages" has the meaning set forth in Section 8(b) below.

         "Delivering Party" has the meaning set forth in Section 8(e)(i) below.

         "Deposit Amount" means the earnest money deposits of (a) $250,000 paid by Buyer to Seller on October 6, 2003 and (b) $500,000 paid by Buyer to Seller on October 24, 2003.

         "Disclosure Schedule" means the disclosure schedule accompanying this Agreement and delivered by Seller to Buyer on the date hereof. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in Section 3.

         "Disposition Bonus" has the meaning given to such term in the Stay Agreements.

         "Dispute" has the meaning set forth in Section 10(o)(i) below.

         "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind, at any time maintained, sponsored or contributed to by Seller or any ERISA Affiliate or with respect to which Seller or any ERISA Affiliate has any Liability.

         "Employment Agreements" means the Employment Agreements between Seller and each of the Officers dated as of May 3, 2002, as amended.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any entity that, with Seller, is considered a single employer under Code Section 414.

         "Escrow Agent" has the meaning set forth in Section 2(c)(ii) below.

         "Escrow Agreement" has the meaning set forth in Section 2(c)(ii) below.

         "Excluded Assets" means (a) Seller's corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation, (b) any assets, contracts or records related to or maintained in connection with any Employee Benefit Plan,

(c) Seller's Cash (including the $1,000,000 held by Seller in a separate account pursuant to Section 9.8 of the OLG Agreement), (d) the Real Property, (e) the Tangible Personal Property and (f) any of the rights of Seller under this Agreement and any other agreement or arrangement contemplated herein.

         "Excluded Liabilities" means any and all Liabilities relating to or arising out of the conduct of the Business prior to the Closing, and any other Liabilities of Seller or any of its Affiliates, whether or not related to the Business, that are not Assumed Liabilities, including, without limitation, (a) any Liability arising out of or relating to, directly or indirectly, clinical trials conducted by Seller prior to the Closing and any infringement, misappropriation or violation by Seller of the Intellectual Property right of any other Person prior to the Closing, (b) any Liability (i) arising prior to the Closing under, or incurred as a result of an action taken prior to the Closing by any party to, any of the Contracts set forth on Annex A attached hereto, as amended from time to time pursuant to the terms of this Agreement or
(ii) arising under, or incurred prior to or following the Closing as a result of any action taken by any party to, any Contract (other than the Contracts set forth on Annex A attached hereto, as amended from time to time pursuant to the terms of this Agreement), including, without limitation, Liabilities under the Securities Payment Agreement with AAI, (c) any Liability related to the Inventory arising prior to the Closing, (d) any Liability of Seller for Taxes (with respect to the Acquired Assets or otherwise), including, without limitation, any Liability of Seller for the unpaid Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise, but excluding any Taxes that are Assumed Liabilities, (e) any Liability of Seller under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law, (f) any obligation of Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of Seller and was serving at the request of Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (g) any Liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (h) any Liability of Seller or any ERISA Affiliate arising under or in connection with or related to any Employee Benefit Plan, including, without limitation, any Liability arising under COBRA or Title IV of ERISA, (i) any Liability of Seller to employees or former employees of Seller, including, without limitation, the obligations to pay the Disposition Bonuses, Stay Bonuses and Severance Benefits under the Stay Agreements and the Employment Agreements,
(j) any Liability of Seller to any stockholder or holder of any rights or options to subscribe for or to purchase any shares of the Seller's capital stock pursuant to any shareholder agreement, stock option plan or warrant agreement;
(k) any Liability of Seller arising under the Leases, and (l) any Liability or obligation of Seller under this Agreement or any other agreement or arrangement contemplated herein.

         "FDA" means the United States Food and Drug Administration, and any successor agency or entity thereto that may be established hereafter.

         "Financial Statements" has the meaning set forth in Section 3(f) below.

         "Foreign Authorities" has the meaning set forth in Section 3(r)(i) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

         "Governmental Entity" means any federal, state, local or foreign governmental or regulatory authority, agency, commission, body or other governmental entity.

         "IND" means an investigational new drug application.

         "Indemnification Claim Amount" has the meaning set forth in Section 8(e)(i) below.

         "Indemnification Claim" has the meaning set forth in Section 8(e)(i) below.

         "Indemnification Notice" has the meaning set forth in Section 8(e)(i) below.

         "Indemnified Party" has the meaning set forth in Section 8(h)(i) below.

         "Indemnifying Party" has the meaning set forth in Section 8(h)(i) below.

         "Indemnity Escrow Account" has the meaning set forth in Section 2(c)(ii) below.

         "Indemnity Escrow Amount" has the meaning set forth in Section 2(c)(ii) below.

         "In-Licensed Intellectual Property" has the meaning set forth in
Section 3(k)(v) below.

         "Intellectual Property" means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes, standard operating procedures and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including, without limitation, source and object code and all documentation), data and databases, other than commercially available off-the-shelf software purchased or licensed,
(f) all advertising and promotional materials, (g) all other proprietary and industrial rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Inventory" means all raw materials and supplies owned by Seller.

         "Knowledge" or "aware" means, when used in reference to any Party to this Agreement, the actual knowledge of the directors, officers and key employees of such Party.

         "Leases" means leases and all other arrangements pursuant to which Seller has rights to the Leased Real Property.

         "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by Seller.

         "Liability" means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Lien" means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) liens for Taxes not yet due and payable, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Marketing Materials" means all rights of Seller in and to the promotional materials in physical form and camera-ready artwork used or held for use in the Business.

         "Material Adverse Effect" or "Material Adverse Change" means any change, development or effect that has been or would reasonably be expected to be materially adverse to the Business or the Acquired Assets as owned or operated by Seller during the four (4) month period immediately preceding January 1, 2003, taken as a whole, or on the ability of Seller to consummate timely the transactions contemplated hereby; provided, however, that activities and events set forth on Annex D shall not, individually or in the aggregate, constitute a Material Adverse Effect or Material Adverse Change.

         "Most Recent Balance Sheet" has the meaning set forth in Section 3(f) below.

         "Most Recent Fiscal Month End" has the meaning set forth in Section 3(f) below.

         "NDA" means each of Seller's new drug applications for Enjuvia tablets (in 0.3, 0.45, 0.625 and 1.25 mg dosage strengths) in draft or on file with the FDA and described on Annex E attached hereto, including reference to the drug master files, and any and all amendments and supplements thereto.

         "NDC" has the meaning set forth in Section 9(b)(ii) below.

         "New Product Liability Insurance" has the meaning set forth in Section 9(i).

         "Officers" mean the following officers of Seller: R. Forrest Waldon, Esq., Chairman, Chief Executive Officer and President; Thomas W. Leonard, Vice President and Chief Scientific Officer; Stephen F. Rizzo, Vice President and Chief Financial Officer; Christopher Smith, Vice President of Regulatory Affairs and Quality Assurance; Richard F. Moldin, Vice President of Manufacturing and Business Development; Parris J. Sanz, Esq., Vice President, General Counsel and Secretary; and Kathleen M. Milligan, Vice President, Marketing and Sales.

         "OLG Agreement" means the Supply Agreement, dated November 1, 2000, between Seller and Organics/LaGrange, Inc., an Illinois corporation, as amended.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Owned Real Property" means land, together with all buildings, structures, improvements or fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by Seller and used or intended to be used in, or otherwise related to, the Business.

         "Party" has the meaning set forth in the preface above.

         "Permits" means the franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from Governmental Entities relating to the Acquired Assets and all applications therefor currently pending.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Entity.

         "Proceeding" has the meaning set forth in Section 3(i)(i) below.

         "Product Liability Insurance" has the meaning set forth in Section 5(i) below.

         "Products" means all pharmaceutical product candidates at any stage of research or development based on combinations of hormones, alone or in combination with other compounds, including without limitation, Enjuvia(TM), Projuvia(TM) and Juviand(TM).

         "Purchase Price" has the meaning set forth in Section 2(c) below.

         "Real Property" has the meaning set forth in Section 3(p) below.

         "Receiving Party" has the meaning set forth in Section 8(e)(ii) below.

         "Records" means the files (including all electronic data files), documents, correspondence, lists, drawings and specifications, creative materials, marketing plans, studies, reports, and other printed or written materials of the Business (in whatever form or medium), including, without limitation, (i) all clinical or pre-clinical scientific studies and data relating to the Products, (ii) all files and data packages that are part of each IND and NDA and all correspondence with any Governmental Entity related to each IND and NDA (including information on clinical and pre-clinical studies and adverse event reports), (iii) all correspondence with any Governmental Entity related to the use of the Products (including any information on clinical and pre-clinical studies, adverse events, written contact regulatory reports and formal minutes with any Governmental Entity to the extent Seller normally retains such records and minutes in the ordinary course of its regulatory activities), (iv) any and all rights of reference to any files (including any drug master files) cited in each IND and NDA, (v) all other documents relating to each IND and NDA or to the subject matter of each IND and NDA and (vi) all financial books, records, statements or reports of Seller to the extent such items relate to the Acquired Assets.

         "Registered Business Intellectual Property" has the meaning set forth in Section 3(k)(iv) below.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Securities Payment Agreement" means the Securities Payment Agreement between Seller and AAI dated March 25, 2003.

         "Seller" has the meaning set forth in the preface above.

         "Seller Indemnified Party" and "Seller Indemnified Parties" have the meanings set forth in Section 8(d) below.

         "Severance Benefits" means the applicable severance benefits payable
(i) to R. Forrest Waldon pursuant to Section 7 of his Employment Agreement and
(ii) to the other Officers pursuant to Section 6(b) of their respective Employment Agreements.

         "Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair market value of the assets of such Person is greater than the total amount of Liabilities (including contingent Liabilities) of such Person, (b) the present realizable value of the assets of such Person is greater than the amount that will be required to pay the probable Liabilities of such Person on its debts as they become absolute and matured, and (c) such Person is able to realize upon its assets and pay its debts and other Liabilities, including contingent obligations, as they mature.

         "Stay Agreements" means (a) the Stay Agreements between Seller and each of the individuals listed on Annex F attached hereto, (b) the amendments to the Employment Agreements dated as of (i) September 19, 2003 and October 27, 2003, for each of R. Forrest Waldon, Thomas W. Leonard and Stephen F. Rizzo, (ii) September 19, 2003 and November 12, 2003, for Kathleen Milligan, and (iii) September 19, 2003 for each other Officer.

         "Stay Bonus" has the meaning given to such term in the Stay Agreements.

         "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

         "Tangible Personal Property" means all tangible personal property used in or held for use in the Business listed on Annex H (such as rights of Seller in and to its furniture, fixtures and equipment), other than the Inventory and the Marketing Materials.

         "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Acquisition" has the meaning set forth in Section 5(g) below.

         "Third Party Claim" has the meaning set forth in Section 8(h)(i) below.

         "Transitional Services Agreement" means the Transitional Services Agreement dated as of the Closing Date, made by and between Buyer and Seller, substantially in the form attached hereto as Exhibit VIII.

         2.       Basic Transaction.

         (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer shall purchase from Seller, and Seller shall sell, transfer, assign, convey, and deliver to Buyer, all of Seller's rights, title and interests in and to the Acquired Assets at the Closing free and clear of all Liens, other than the Liens set forth in Section 3(e) of the Disclosure Schedule, for the consideration specified below in this Section 2.

         (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer shall assume and become responsible for all of the Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility, however, with respect to any Excluded Liabilities.

         (c) Purchase Price. On and subject to the terms and conditions of this Agreement, in consideration for the Acquired Assets and the Business, Buyer has paid to Seller the Deposit Amount and, at the Closing, Buyer shall pay to Seller or to Melon Bank (or such other Person mutually selected by the Parties) as escrow agent (the "Escrow Agent"), as set forth below, in cash or other immediately available funds, the following amounts (such Deposit Amount, together with the following amounts, collectively, the "Purchase Price"):

                  (i)      to Seller, the sum of $30,250,000;

                  (ii) to the Escrow Agent for deposit in an account (the "Indemnity Escrow Account") established by the Escrow Agent pursuant to the Escrow Agreement substantially in the form attached hereto as
         Exhibit I (the "Escrow Agreement"), the sum of $2,000,000 (the "Indemnity Escrow Amount") which shall be available to satisfy any amount owed by Seller pursuant to Section 8 below and which shall be paid in accordance with the terms of this Agreement and the Escrow Agreement;

                  (iii) to the Escrow Agent for deposit in an account (the "Bonus Escrow Account"), the sum of $1,533,195, which amount shall be paid to Seller in accordance with the terms of this Agreement, the Transitional Services Agreement and the Escrow Agreement, to satisfy Seller's obligation to pay Severance Benefits and Stay Bonuses to the individuals and in the amounts set forth on Annex G; provided, that to the extent that Seller's obligation to pay such Severance Benefits and Stay Bonuses is ultimately determined to be less than $1,533,195 pursuant to the terms of the Stay Agreements and Employment Agreements, the difference between such actual amount and $1,533,195 shall be distributed to Buyer in accordance with the Escrow Agreement;

                  (iv) to Seller, $350,000 for actual payments made by Seller for operating expenses of the Business from October 26, 2003, through the earlier of November 26, 2003 and the Closing (as evidenced by written documentation to be provided by Seller to Buyer after the Closing); provided, that if such actual payments are less than $350,000, the remainder of such $350,000 amount shall be retained by Seller as part of its retainer pursuant to Section 2.3 of the Transitional Services Agreement; provided further, that such remainder, if any, shall be treated by the Parties as a reduction to the Purchase Price; and

                  (v) to Seller, the sum of $130,000, to pay Seller's extended reporting period on its directors' and officers' insurance policy for a period of at least three (3) years.

         (d) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis LLP, in New York, New York commencing at 10:00 a.m. local time on the first business day following the satisfaction or waiver (by the Party required or entitled to waive) of all conditions to the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

         (e) Deliveries at Closing. At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in
Section 6(a) below; (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 6(b) below; (iii) Seller will execute, acknowledge (if appropriate), and deliver to Buyer (A) an Assignment and Assumption Agreement in the form attached hereto as Exhibit II, (B) a Bill of Sale in the form attached hereto as Exhibit III, and (C) such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel reasonably may request; (iv) Buyer will execute, acknowledge (if appropriate), and deliver to Seller (A) an Assignment and Assumption Agreement in the form attached hereto as Exhibit II and (B) such other instruments of assumption as Seller and its counsel reasonably may request and (v) Buyer will make the payments required by Section 2(c).

         (f) Allocation. Buyer shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Acquired Assets in accordance with Code Section 1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be binding upon Seller. Buyer shall deliver such allocation to Seller within ninety (90) days after the Closing Date. Buyer and Seller and their Affiliates shall report, act and file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Buyer. Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to allow the Parties to prepare such allocation. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

         (g) Product Liability Insurance. In addition to the payments set forth in Section 2(c), on and subject to the terms and conditions of this Agreement, Buyer shall pay to Seller at the Closing $70,000 in cash or other immediately available funds to be used by Seller to obtain the five (5) year Extended Reporting Period Endorsement pursuant to the terms and conditions set forth in Section V.1c of the Products Liability Insurance.

         3. Seller's Representations and Warranties. Seller represents and warrants to Buyer that the statements contained in this Section 3 are true, correct and complete as of the date hereof and will be correct and complete as of the Closing Date (as though then made and as though the Closing Date were substituted for the date of this Agreement throughout Section 3 other than with respect to representations and warranties that speak of a specific date), except, with respect to any representation or warranty, as otherwise set forth in the particular section of the Disclosure Schedule that corresponds to such representation or warranty; it being understood that the disclosure in any such section of the Disclosure Schedule shall qualify other representations and warranties contained in this Section 3 only to the extent that it is apparent from a reading of such disclosure that it also qualifies such other sections.

         (a)      Organization of Seller.

                  (i) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The copies of the charter documents of Seller, as amended to date, and the bylaws of Seller, as amended to date, and heretofore delivered to Buyer's counsel, are complete and correct copies of the same, and no amendments thereto are pending. Seller is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is necessary to the operation of the Business as currently conducted by Seller, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

                  (ii) Except as set forth in Section 3(a)(ii) of the Disclosure Schedule, none of the Business is conducted and none of the Acquired Assets are owned or held by, any Affiliates of Seller; it being understood that the Business is conducted by officers and directors of Seller.

                  (iii)    Seller does not have any Subsidiaries.

         (b) Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to or contemplated by this Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each such other agreement, document and instrument by Seller has been duly authorized by all necessary corporate action of Seller, including, without limitation, by the affirmative vote of holders of at least 66-2/3% of the outstanding shares of Preferred Stock of Seller, and no other action on the part of Seller is required to authorize the same. This Agreement and each agreement, document and instrument to be executed and delivered by Seller pursuant to or as contemplated by this Agreement constitute, or when executed and delivered by Seller will constitute, (assuming, in each case, the execution and delivery of such agreement, document or instrument by Buyer, if applicable) the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms and conditions, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law and public policy governing (and all limitations on) specific performance, injunctive relief, indemnification and other equitable remedies (the "Bankruptcy and Equity Exception").

         (c) No Conflicts; No Bankruptcy. Except as set forth in Section 3(c) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate in any material respect, any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which Seller is, or its assets or properties are, subject, (ii) contravene, conflict with or result in a material breach or violation of any provision of the charter or bylaws of Seller, each as amended to date, (iii) materially conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material Contract set forth on Annex C, other than such notices and/or consents as are required to assign the Acquired Assets to Buyer as set forth in Section 3(c) of the Disclosure Schedule or (iv) result in the imposition of any Lien upon any of the Acquired Assets. Except as set forth in
Section 3(c) of the Disclosure Schedule, Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity or any other Person in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above) other than with respect to those that have been obtained or will be obtained prior to Closing. For the avoidance of doubt, for the purposes of the representations and warranties in this Section 3(c), the Acquired Assets shall not include the Additional Contracts, if any. There is no proceeding pending or, to the Knowledge of Seller, threatened against Seller that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement. Seller was Solvent before, and will be Solvent after, the consummation of the transactions contemplated hereby. No order has been entered or petition presented by Seller for the winding up, insolvency, liquidation, or bankruptcy of Seller.

         (d) Brokers' Fees. Other than the fees and expenses of Bear, Stearns & Co. as set forth in the Disclosure Schedule, which Seller shall pay at Closing, the fees and expenses of Seller's attorneys and accountants, and the Stay Bonuses and the Disposition Bonuses, which Seller will pay in accordance with the terms of this Agreement, the Escrow Agreement, the Stay Agreements and Employment Agreements, Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

         (e)      Title to Assets; Sufficiency of Assets.

                  (i) Seller has good and marketable title to the Acquired Assets, including an enforceable right, with the ability to freely use and transfer, to the intangible portion of the Acquired Assets, including those listed on Annex I, free and clear of all Liens or restrictions on transfer, except as set forth in Section 3(e)(i) of the Disclosure Schedule, and Seller has and will convey at the Closing good and marketable title to all of its personal property, tangible and intangible, included in the Acquired Assets, free and clear of all Liens.

                  (ii) The Acquired Assets and the Excluded Assets are all of the assets used or held for use in the Business as currently operated by Seller or owned or possessed by Seller and the Acquired Assets constitute all of the assets, goodwill, properties and rights of every nature, kind and description, whether tangible or intangible, real or personal, necessary for or material to the operation of the Business as it was conducted during the four (4) month period immediately preceding January 1, 2003 and as of the date of the Most Recent Balance Sheet, except as provided on Annex D attached hereto.

         (f) Financial Statements. Attached hereto as Exhibit IV (unless otherwise specified below) are the following financial statements (collectively the "Financial Statements"): (i) the audited balance sheets of Seller as of December 31, 2001 and December 31, 2002, and the related statements of operations, stockholders deficit and cash flows for the fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002; and (ii) the unaudited balance sheet of Seller (the "Most Recent Balance Sheet") as of October 31, 2003 (the "Most Recent Fiscal Month End") and the related statements of operations and cash flows of Seller for the ten (10) months ended October 31, 2003. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete, are consistent with the books and records of Seller (which books and records are correct and complete), and present fairly the financial condition of Seller as of such dates and the results of operations of Seller for such periods in all material respects, subject, in the case of any unaudited Financial Statements, to year-end audit adjustments, absence of footnotes and other presentation items.

         (g) Events Subsequent to Most Recent Fiscal Month End. Except as set forth on Annex D attached hereto, since January 1, 2003, there has not been any Material Adverse Change and Seller has conducted its business only in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as set forth in the appropriate subsection of Section 3(g) of the Disclosure Schedule, since the Most Recent Fiscal Month End:

                  (i) Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business for fair consideration;

                  (ii) Seller has not entered into any Contract (or series of related Contracts) either involving more than $25,000 or outside the Ordinary Course of Business;

                  (iii) no Person (including Seller) has accelerated, terminated, modified, or canceled any material Contract (or series of related Contracts);

                  (iv) Seller has not made or committed to make any capital expenditures (or series thereof) involving more than $25,000;

                  (v) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) involving more than $25,000;

                  (vi) Seller has not issued any note, bond or other debt security, or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $50,000 in the aggregate;

                  (vii) Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers and employees outside of the Ordinary Course of Business, other than the Stay Agreements;

                  (viii) Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement other than the Stay Agreements;

                  (ix) Seller has not granted any increase in the base compensation of any of its directors, officers and employees outside of the Ordinary Course of Business;

                  (x) Seller has not adopted, amended, modified, or terminated any Employee Benefit Plan;

                  (xi) Seller has not made any other change in employment terms for any of its directors, officers and employees outside of the Ordinary Course of Business other than the Stay Agreements;

                  (xii)    Seller has not made any loans or advances of money;

                  (xiii) Seller has not imposed or permitted to exist any Lien upon any of the Acquired Assets;

                  (xiv) Seller has not delayed or postponed the payment of accounts payable or other Liabilities outside the Ordinary Course of Business;

                  (xv) Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $25,000;

                  (xvi) Seller has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property relating to the Business or the Acquired Assets;

                  (xvii) Seller has not licensed any Intellectual Property relating to the Business or the Acquired Assets from any third party;

                  (xviii) Seller has not failed to take any commercially reasonable action to maintain, renew, or protect the Business Intellectual Property at the federal level in the United States of America;

                  (xix) Seller has not experienced any material damage, destruction, or loss (whether or not covered by insurance) affecting any of the Acquired Assets or the Business;

                  (xx) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Seller, other than the negotiations with Buyer with respect to the transactions contemplated hereunder;

                  (xxi) there has not been any material change in the kind and amount of insurance maintained by Seller;

                  (xxii) to Seller's Knowledge, there has not been any material increase or notice thereof in the cost of raw materials used by Seller;

                  (xxiii) Seller has not discharged a material Liability or Lien;

                  (xxiv) there has not been any material change in the manner of keeping books, accounts, records, accounting methods or practices used by Seller;

                  (xxv) Seller has not disclosed any Confidential Information of Seller to any Person that is not an officer, director or employee of Seller, except in the Ordinary Course of Business and pursuant to written agreements obligating the recipient to maintain the confidentiality thereof; and

                  (xxvi)   Seller has not committed to do any of the foregoing.

         (h) Undisclosed Liabilities. Seller does not have any Liability (and there is no Basis for any present or, to the Knowledge of Seller, future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law on the part of Seller).

         (i)      Legal Compliance.

                  (i) Each of Seller and, to Seller's Knowledge, its predecessors and Affiliates, has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including, without limitation, the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq. and all such laws relating to the import, export, storage, handling treatment and/or disposal of or otherwise relating to animals and biologic materials (including transgenic animals and materials)) of all Governmental Entities, except where the failure to comply would not have a Material Adverse Effect, and, to Seller's Knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice (a "Proceeding") has been filed or commenced against any of them alleging any failure to so comply.

                  (ii) Seller holds the Permits and the Permits are all material permits, licenses, certificates, accreditations and other authorizations of all Governmental Entities required for the conduct of the Business and the ownership of the Acquired Assets as currently conducted and owned by Seller, and Section 3(i)(ii) of the Disclosure Schedule sets forth a list of the Permits. No notices have been received by Seller alleging the failure to hold any permit, license, certificate, accreditation or other authorization of any Governmental Entity. Seller is in material compliance with all terms and conditions of all Permits.

         (j)      Tax Matters.

                  (i) Seller has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Seller (whether or not shown or required to be shown on any Tax Return) have been paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (ii) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

                  (iii) Seller does not expect any Governmental Entity to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Seller either (A) claimed or raised by any Governmental Entity in writing or (B) as to which Seller and the directors and officers (and employees responsible for Tax matters) of Seller has any Knowledge based upon personal contact with any agent of such Governmental Entity.

                  (iv) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (v) Seller is not a party to any Tax allocation or sharing agreement that could result in any Liability to Buyer. Seller
         (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) and (B) has no Liability for the Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise that could result in any Liability to Buyer.

                  (vi) Seller has provided to Buyer the tax basis of each Acquired Asset and the dollar amount of all Assumed Liabilities.

         (k)      Intellectual Property.

                  (i) Except as set forth in Section 3(k)(i) of the Disclosure Schedule, Seller owns all right, title and interest in and to all Intellectual Property listed on Annex I attached hereto (the "Business Intellectual Property"). The Business Intellectual Property and In-Licensed Intellectual Property constitute all Intellectual Property necessary for or material to the operation of the Business in the manner conducted by Seller during the four (4) month period immediately preceding January 1, 2003, except as set forth in Section 3(k)(i) of the Disclosure Schedule. Each item of Business Intellectual Property and In-Licensed Intellectual Property owned or used by Seller immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing, assuming, in each case, the execution and delivery by each Party and other Person identified in Section 3(c) of the Disclosure Schedule, as necessary, of each agreement, document or instrument required by any Governmental Entity or other Persons identified in Section 3(c) of the Disclosure Schedule to effect the transfer of such Business Intellectual Property or In-Licensed Intellectual Property from Seller to Buyer. Except as set forth in Section 3(k)(i) of the Disclosure Schedule, Seller has taken commercially reasonable actions to maintain and protect all current federal registrations or applications pertaining to any of the Business Intellectual Property necessary for the operation of the Business in the manner conducted by Seller during the four (4) month period immediately preceding January 1, 2003 and has filed the foreign registrations or applications pertaining to the Business Intellectual Property listed on Annex I.

                  (ii) Seller follows reasonable commercial practices to protect its proprietary and Confidential Information, including requiring its employees, consultants and agents (in accordance with reasonable commercial practice) to be bound in writing by obligations of confidentiality and non-disclosure, and requiring its employees, consultants and agents (in accordance with reasonable commercial practice) to assign to it any and all inventions and discoveries and other Intellectual Property conceived, reduced to practice, developed or discovered by such employees, consultants and/or agents made within the scope of, and during their employment (to the extent permitted by law) pursuant to written agreements executed by each such employee, consultant or agent, and only disclosing proprietary and confidential information to third parties pursuant to written confidentiality and non-disclosure agreements, except where the failure to protect Seller's proprietary or Confidential Information would not have or be reasonably expected to have a Material Adverse Effect.

                  (iii) To Seller's Knowledge, after reasonable investigation, the conduct of the Business by Seller has not and as of the Closing Date, will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with any Intellectual Property rights of any third parties, and Seller, except as set forth in Section 3(k)(iii) of the Disclosure Schedule, has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or other conflict (including any claim or written notice that Seller must license or refrain from using any Intellectual Property rights of any Person) and Seller is not aware of any Basis for the same. Except as set forth in
         Section 3(k)(iii) of the Disclosure Schedule, to the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Business Intellectual Property, and no licensee or sublicensee of Seller has provided Seller with any information of any of the foregoing by such licensee or sublicensee in connection with such licensee's or sublicensee's practice of any Business Intellectual Property licensed or sublicensed to it by Seller

                  (iv) Annex I attached hereto identifies each patent, trademark or copyright registration that has been issued to Seller with respect to any of the Business Intellectual Property and each pending patent, trademark or copyright application or registration that Seller has made with respect to any of the Business Intellectual Property (collectively, the "Registered Business Intellectual Property").
         Section 3(k)(iv) of the Disclosure Schedule identifies each license, sublicense and agreement that Seller has granted to any third party with respect to any of the Business Intellectual Property. Seller has made available to Buyer correct and complete copies of all such patents, registrations, patent, trademark and copyright applications, licenses, sublicenses and agreements (as amended to date) and has made available to Buyer correct and complete copies of all other material written documentation evidencing ownership and prosecution (if applicable) of each such item. Annex I attached hereto also identifies each material unregistered trademark, material unregistered service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed) and each material unregistered copyright used by Seller in connection with the Business. Except as otherwise set forth in Section 3(k)(iv) of the Disclosure Schedule, with respect to each item of the Business Intellectual Property, including the Registered Business Intellectual Property, identified on Annex I:

                           (A) Seller owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or, to Seller's Knowledge, other restriction or limitation regarding use or disclosure, except as provided in the terms of the applicable application, registration, license, sublicense or agreement;

                           (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                           (C)      Seller has paid the registration,
                  maintenance and renewal fees (if applicable) related to the Business Intellectual Property and the Registered Business Intellectual Property as indicated on Annex I attached hereto;

                           (D) to Seller's Knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item, other than Proceedings by the United States Patent and Trademark Office (and corresponding foreign bodies) with respect to the prosecution of the patent and trademark applications;

                           (E) Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

                           (F) to Seller's Knowledge, after reasonable investigation, no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller, including without limitation, a failure by Seller to pay any required maintenance fees).

                  (v) Section 3(k)(v) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Seller uses or holds for use in the Business as currently conducted and pursuant to license, sublicense, agreement, or permission (the "In-Licensed Intellectual Property"). Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date) and represents that, to Seller's Knowledge, there are no blocking patent rights or similar intellectual property rights owned or controlled by any Affiliate of the Seller, affecting the manufacture, distribution, marketing or sale of the Products or that has a Material Adverse Effect on the Business. With respect to each item of In-Licensed Intellectual Property, Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission. With respect to each item of In-Licensed Intellectual Property:

                           (A) to Seller's Knowledge, after reasonable investigation, the license, sublicense, agreement, or permission covering the item is valid, binding, enforceable, and in full force and effect;

                           (B) to Seller's Knowledge, after reasonable investigation, the license, sublicense, agreement, or permission will continue to be valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby, assuming, in each case, the execution and delivery by each Party and other Person identified in Section 3(c) of the Disclosure Schedule, as necessary, of each agreement, document or instrument required by any Governmental Entity or other Persons identified in Section 3(c) of the Disclosure Schedule to effect the transfer of such In-Licensed Intellectual Property from Seller to Buyer;

                           (C) to Seller's Knowledge, after reasonable investigation, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (D) Seller has not repudiated any provision of any license, sublicense, agreement, or permission and, to Seller's Knowledge, after reasonable investigation, no other party to such license, sublicense, agreement, or permission has repudiated any provision thereof;

                           (E) to Seller's Knowledge, after reasonable investigation, the underlying item of Intellectual Property is not subject to any outstanding attachment, injunction, judgment, order, decree, ruling, or charge; and

                  (vi) Seller has complied in all material respects with and is presently in compliance in all material respects with all foreign, federal, state, local, governmental (including, but not limited to, the FDA, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Business Intellectual Property and the conduct of the Business and Seller shall take all steps reasonably necessary to ensure such compliance until the Closing.

         (l) Contracts. Seller has delivered or made available to Buyer a correct and complete copy of each Contract (as amended to date) set forth on Annex C attached hereto. Except as set forth in Section 3(l) of the Disclosure Schedule, the Contracts set forth on Annex C attached hereto constitute all of the contracts and agreements (other than the Leases, the Employment Agreements, the Stay Agreements and the agreements pertaining solely to the Excluded Assets or the Excluded Liabilities) necessary for or material to the operation of the Business in substantially the same manner as operated by Seller during the four
(4) month period immediately preceding January 1, 2003. Except as set forth in
Section 3(l) of the Disclosure Schedule, with respect to each Contract set forth on Annex C attached hereto: (i) such Contract is valid, binding upon and enforceable against Seller and, to Seller's Knowledge, the other parties thereto and in full force and effect; (ii) such Contract (but only to the extent it is also listed on Annex A attached as of the date hereof and is not an Additional Contract) will continue, to Seller's Knowledge, to be valid, binding upon and enforceable against the parties thereto (other than Seller) and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above) to the same extent as immediately prior to the Closing, assuming in each case, the execution and delivery of each consent required pursuant to Section 3(c), as set forth in Section 3(c) of the Disclosure Schedule; (iii) neither Seller nor, to Seller's Knowledge, after reasonable investigation, any other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under such Contract; and (iv) neither Seller nor, to Seller's Knowledge, any other party has repudiated any provision of any Contract or provided the other party with any default notice.

         (m) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Seller, other than to outside patent counsel and their foreign agents listed in Section 3(m) of the Disclosure Schedule.

         (n) Insurance. The Acquired Assets are insured to the extent described in the insurance policies disclosed in Section 3(n) of the Disclosure Schedule. Said insurance policies and arrangements are in full force and effect, all premiums currently due with respect thereto have been paid, and Seller is in compliance in all material respects with the terms of such policies. There is no claim by Seller pending under any such policies as to which coverage has been questioned, denied or disputed by the insurer. Each such insurance policy shall continue to be in full force and effect through the date of the Closing. To the Knowledge of Seller, such policies of insurance are of the type and in amounts customarily carried by Persons conducting business similar to that of the Business.

         (o) Product Liability. Seller does not have any Liability (and there is no Basis for any present or, to the Knowledge of Seller, future Proceeding against Seller giving rise to any Liability) arising out of any personal injury and/or death or damage to property relating to or arising in connection with the Products. The Product Liability Insurance has covered all clinical and pharmacokinetic trials with respect to the Products.

         (p) Real Property Used in the Business. The Leased Real Property identified in Section 3(p) of the Disclosure Schedule (the "Real Property") comprises all of the real property used or intended to be used in, or otherwise related to, the Business. Seller does not have any Owned Real Property.

         (q) Suppliers. No material supplier of the Business has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Business.

         (r)      Regulatory Matters.

                  (i) Seller is in material compliance with all applicable laws, rules and regulations of the United States or any applicable foreign jurisdiction, including of the FDA or similar foreign governmental authority ("Foreign Authorities") with respect to the manufacture, sale, labeling, storing, testing, distribution, promotion and marketing of the Products. Seller has all requisite permits, approvals, registrations, licenses or the like from the FDA or Foreign Authorities to conduct the Business as currently operated by Seller. Seller has previously delivered or made available to Buyer an index of all applications, approvals, registrations, licenses or the like obtained by Seller from the FDA and Foreign Authorities or required from Seller in connection with the conduct of the Business in substantially the same manner as currently conducted by Seller.

                  (ii) Seller has made available to Buyer all written communications and oral communications to the extent reduced to written or other tangible form between Seller and the FDA or Foreign Authorities from the date each NDA was initially filed through the date hereof. Seller shall promptly deliver or make available to Buyer copies of all written communications and information (and records regarding all oral communications reduced to written form), between Seller and the FDA or Foreign Authorities from the date hereof through and after the Closing Date. Seller is not in receipt of notice of, and, to its Knowledge, after reasonable investigation, is not subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to the Products or to the facilities in which the Products are manufactured, collected or handled, by the FDA or Foreign Authorities. There are no pending or, to the Knowledge of Seller, threatened, Proceedings or complaints by the FDA or Foreign Authorities which would prohibit or impede the conduct of the Business in substantially the same manner as currently conducted by Seller.

                  (iii) Seller has not made any material false statements on, or material omissions from, the applications, approvals, reports and other submissions to the FDA or Foreign Authorities prepared or maintained to comply with the requirements of the FDA or Foreign Authorities.

                  (iv) Seller has not received any notification, written or oral, that remains unresolved, from Foreign Authorities, the FDA or other Governmental Entities indicating that any Products are misbranded or adulterated as defined in the U.S. Food, Drug & Cosmetic Act, 21 U.S.C. 321, et seq., as amended, and the rules and regulations promulgated thereunder or any similar law, rule or regulation, whether under the jurisdiction of the FDA or any similar Foreign Authority applicable to Seller.

                  (v) Seller has not committed any act, made any statement or failed to make any statement that would breach the FDA's policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10,
         1991) or any similar laws, rules or regulations, whether under the jurisdiction of the FDA or any Foreign Authority, and any amendments or other modifications thereto. Neither Seller nor, to the Knowledge of Seller, any Officer, key employee or agent of Seller has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state or foreign law or regulation or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state or foreign law or regulation, and neither Seller nor any such Person has been so debarred or excluded.

         (s) Affiliate Transactions. Except as set forth in Section 3(s) of the Disclosure Schedule, no officer, director or employee of Seller, or, to Seller's Knowledge after reasonable investigation, shareholder or Affiliate of Seller or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is, or has been in the past twelve (12) months, a party to any agreement, contract, arrangement, commitment or transaction with respect to the Acquired Assets or the Business or has any material interest in any Acquired Asset or the Business.

         (t) Product Safety. Seller has made available to Buyer all material information in Seller's possession regarding the safety, efficacy and toxicity of the Products.

         (u) Disclosure. The representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading. Except for the representations and warranties contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement, Seller makes no other representation or warranty as to any fact or matter, and no Party shall be entitled to rely upon any such other representation or warranty.

         4. Buyer's Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this Section 4 are correct and complete as of the date hereof and will be correct and complete as of the Closing Date (as though then made and as though the Closing Date were substituted for the date of this Agreement throughout Section 4).

         (a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

         (b) Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to or contemplated by this Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each such other agreement, document and instrument by Buyer has been duly authorized by all necessary corporate action of Buyer, and no other action on the part of Buyer is required to authorize the same. This Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to or as contemplated by this Agreement constitute, or when executed and delivered by Buyer will constitute, the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms and conditions, except as the same may be limited by the Bankruptcy and Equity Exception.

         (c) No Conflict. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate in any material respect, any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which Buyer is, or its assets or properties are, subject,
(ii) contravene, conflict with or result in a material breach or violation of any provision of the charter or bylaws of Buyer, each as amended to date, (iii) conflict with, result in a material breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject or (iv) result in the imposition of any Lien upon any of its assets. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity or any other Person in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above). There is no Proceeding pending, or to the Knowledge of Buyer, threatened against Buyer that challenges, or may have the effect of presenting, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

         (d) Brokers' Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         (a) General. Each of the Parties will use its commercially reasonable efforts to take all actions and to do all things reasonably necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 6 below, which such Party is required to satisfy hereby).

         (b) Notices and Consents. Seller will give any notices to third parties, and Seller will use its commercially reasonable efforts to obtain any third party consents, set forth in Section 3(c) of the Disclosure Schedule. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Entities in connection with the matters referred to in
Section 3(c) and Section 4(c) above.

         (c) Operation of Business. Except as contemplated by this Agreement, Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of

Business. Without limiting the generality of the foregoing, Seller will not engage in any practice, take any action, or enter into any transaction of the sort described in Section 3(g) above without Buyer's written consent.

         (d) Preservation of Business. Seller will use its commercially reasonable efforts to keep the Business substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers and customers.

         (e) Full Access. Seller will (and will cause its officers, directors, employees, attorneys, accountants, advisors and other agents to and will use commercially reasonable efforts to cause its Affiliates to) permit representatives of Buyer to have full and complete access, during normal business hours and with reasonable notice to all premises, properties, personnel, books, records (including Tax records), contracts, and documents related to the Business; provided, however, that prior to Closing, Buyer shall not be provided with (i) copies of Seller's formulation data for Enjuvia (which have been provided to Buyer's intellectual property counsel pursuant to the terms of a confidentiality and non-disclosure agreement), or (ii) samples of Enjuvia or analytical methods.

         (f) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing an inaccuracy in or breach of any of its own representations and warranties in
Section 3 and Section 4 above. Seller shall have the continuing obligation to supplement promptly and amend the Disclosure Schedule as necessary or appropriate with respect to any matter arising or discovered after the date of this Agreement, which, if existing and known on the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. Notwithstanding the foregoing, if Buyer elects to proceed with the Closing, Buyer shall be deemed to have waived the right thereafter to assert any claim hereunder with respect to any matter specifically and accurately disclosed by Seller in such supplemental or amended disclosure.

         (g) Exclusivity. Seller agrees that it and its representatives, officers, directors, agents, stockholders or Affiliates (all such persons and entities, the "Company Group") shall not, directly or indirectly, initiate, solicit, entertain, negotiate, accept or discuss any proposal or offer (an "Acquisition Proposal") to provide financing to Seller or to acquire all or any significant part of Seller, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise (a "Third Party Acquisition"), or provide any nonpublic information to any third party in connection with an Acquisition Proposal or a Third Party Acquisition, or enter into any agreement, arrangement or understanding requiring Seller to abandon, terminate or fail to consummate the transactions contemplated under this Agreement. Seller shall (i) immediately notify Buyer if any member of the Company Group receives any indication of interest, request for information or offer in respect of an Acquisition Proposal, (ii) communicate to Buyer in reasonable detail the terms of any such indication, request or proposal, and (iii) provide Buyer with copies of all written communications relating to any such indication, request or proposal. Seller represents that no member of the Company Group is party to or bound by any agreement with respect to an Acquisition Proposal or a Third Party Acquisition other than under this Agreement and the members of the Company Group have terminated all discussions with third parties (other than Buyer) regarding Acquisition Proposals or Third Party Acquisitions. Seller shall use its commercially reasonable efforts to cause each other member of the Company Group to comply with the provisions of this Section 5(g). In the event that Seller breaches the provisions of this Section 5(g) and the transactions contemplated hereby are not consummated for any reason (other than as a direct result of a breach of this Agreement by Buyer in the absence of any breach of this Agreement by Seller), Seller shall promptly return $500,000 of the Deposit Amount to Buyer.

         (h) Confidentiality. The provisions of the Confidential Disclosure Agreement entered into between Barr Laboratories, Inc. and Seller on June 6, 2003, shall continue in full force and effect in accordance with its terms until the Closing, and shall terminate and be of no further force and effect upon the consummation of the transactions contemplated hereby.

         (i) Product Liability Insurance. On or prior to the Closing Date, Seller shall cause the Product Liability policy described on Annex J attached hereto (the "Product Liability Insurance") to name Buyer as an additional insured with respect thereto, effective as of the Closing, at Buyer's sole cost and expense.

         6.       Conditions to Obligation to Close.

         (a) Conditions to Buyer's Obligation. Buyer's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i)      the representations and warranties set forth in
         Section 3 above shall be true and correct at and as of the date hereof and true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties (x) speak as of an earlier date or (y) are qualified by terms such as "material", "Material Adverse Change" and "Material Adverse Effect", in which case such representations and warranties shall, disregarding all qualifications and exceptions contained therein as to the "materiality", "Material Adverse Change" and "Material Adverse Effect", be true and correct in all respects at and as of the Closing Date, except for any inaccuracies which, individually or in the aggregate, are not material or have not had, or would not be reasonably likely to have, a Material Adverse Effect;

                  (ii) Seller shall have performed and complied with all of its covenants hereunder that are required to be performed or complied with prior to the Closing Date in all material respects, except to the extent that such covenants are qualified by terms such as "material" and "Material Adverse Effect", in which case Seller shall have performed and complied with all of such covenants in all respects;

                  (iii) Seller shall have procured all of the third party consents specified in Section 3(c) above;

                  (iv) no Proceeding shall be pending or threatened before any court or Governmental Entity or before any arbitrator involving Seller wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely and materially the right of Buyer to own the Acquired Assets and to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (v) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i) through (iv) is satisfied in all respects;

                  (vi) Seller shall have delivered to Buyer all authorizations, consents, and approvals of Governmental Entities referred to in Section 3(c) above;

                  (vii) Seller shall have delivered to Buyer forms of assignment of all patents, trademarks, service marks and copyrights and applications for any of the foregoing included in the Registered Business Intellectual Property suitable for recordation in the relevant U.S. or foreign government offices, and shall have taken all actions reasonably necessary to transfer to Buyer any domain name registrations included in the Business Intellectual Property;

                  (viii) Buyer shall have received from Paul, Hastings, Janofsky & Walker LLP, counsel to Seller, an opinion with respect to the matters set forth in Exhibit V attached hereto, which shall be addressed to Buyer, and dated as of the Closing Date.

                  (ix) Each of Seller and the Escrow Agent shall have executed and delivered the Escrow Agreement.

                  (x) There shall not have occurred since the date hereof any event, circumstance or change that has had or would reasonably be expected to have a Material Adverse Effect other than any such event, circumstance or change that was disclosed to Buyer in writing by Seller on the date hereof.

                  (xi) All actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer;

                  (xii) Seller shall have delivered to Buyer copies of the Certificate of Incorporation of Seller certified on or within seven (7) days before the Closing Date by the Secretary of State of Delaware;

                  (xiii) Buyer shall have been named as an additional insured with respect to the Product Liability Insurance and Seller shall have delivered documentation to that effect in form and substance satisfactory to Buyer;

                  (xiv) Seller shall have delivered to Buyer copies of the certificate of good standing of Seller issued on or within seven (7) days before the Closing Date by the Secretary of State of Delaware;

                  (xv) Seller shall have executed and delivered the Transitional Services Agreement substantially in the form attached hereto as Exhibit VIII;

                  (xvi) Seller shall have delivered to Buyer the audited financial statements of Seller for the year ended December 31, 2002 and unaudited financial statements of Seller for the ten months ended October 31, 2003; and

                  (xvii) Seller shall have delivered to Buyer a certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Certificate of Incorporation of Seller since the date of certification contemplated in clause (xiv) above; (ii) the bylaws (or other organizational documents) of Seller; (iii) the resolutions of the board of directors of Seller authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of Seller executing this Agreement or any other agreement contemplated by this Agreement.

Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Seller's Obligation. Seller's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i)      the representations and warranties set forth in
         Section 4 above shall be true and correct at and as of the date hereof and true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties (x) speak as of an earlier date or (y) are qualified by terms such as "material", "Material Adverse Change" and "Material Adverse Effect", in which case such representations and warranties shall, disregarding all qualifications and exceptions contained therein as to the "materiality", "Material Adverse Change" and "Material Adverse Effect", be true and correct in all respects at and as of the Closing Date, except for any inaccuracies which, individually or in the aggregate, are not material or have not had, or would not be reasonably likely to have, a Material Adverse Effect;

                  (ii) Buyer shall have performed and complied with all of its covenants hereunder that are required to be performed and complied with prior to the Closing Date in all material respects, except to the extent that such covenants are qualified by terms such as "material" and "Material Adverse Effect", in which case Buyer shall have performed and complied with all of such covenants in all respects;

                  (iii) no Proceeding shall be pending or threatened before any court or Governmental Entity or before any arbitrator involving Buyer wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (iv) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 6(b)(i) through (iii) is satisfied in all respects;

                  (v) Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement;

                  (vi) Buyer shall have executed and delivered the Transitional Services Agreement substantially in the form attached hereto as Exhibit VIII; and

                  (vii) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

         7.       Termination.

         (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                  (i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before December 12, 2003 by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                  (iii) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before December 12, 2003 by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

         (b) Effect of Termination. In the event of the termination of this Agreement as provided above, this Agreement shall forthwith become void and of no further force and effect, except that the covenants and agreements set forth in the last sentence of Section 5(g) and in Sections 1, 7(b), 10(b), 10(c), 10(e), 10(f), 10(g), 10(h), 10(i), 10(j), 10(k), 10(l), 10(m), 10(n) and 10(o)
shall survive such termination indefinitely, and except that nothing in this
Section 7(b) shall be deemed to release any Party from any Liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement.

         8.       Remedies for Breaches of This Agreement.

         (a)      Survival of Representations and Warranties.

         All of the representations and warranties of Seller contained in
Section 3 of this Agreement or in any certificate or instrument delivered to Buyer pursuant to this Agreement shall survive the Closing and continue in full force and effect until the twelve (12) month anniversary of the Closing Date. All of the representations and warranties of Buyer contained in Section 4 of this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing and continue in full force and effect until the twelve (12) month anniversary of the Closing Date.

         (b) Indemnification Provisions for Buyer's Benefit. Subject to the terms and conditions of this Section 8(b), Seller shall indemnify Buyer and each of its officers, directors, agents, and each Person, if any, who controls Buyer within the meaning of the Securities Act (each a "Buyer Indemnified Party" and collectively, the "Buyer Indemnified Parties") in respect of, and hold them harmless against, any and all debts, obligations and other Liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation reasonable amounts paid to enforce the provisions of this Section 8 and amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and out-of-pocket expenses of attorneys, accountants, financial advisors and other experts, and other reasonable expenses of litigation) (collectively, "Damages") incurred or suffered by any of the foregoing parties resulting from, relating to or constituting:

                  (i) any fraud, misrepresentation or breach of warranty of Seller contained in this Agreement (including any fraud, misrepresentation or breach of warranty deemed to have been made by the delivery of any certificate or instrument delivered pursuant to this Agreement), or any Proceeding asserted or instituted arising out of any matter constituting fraud or a breach of such representations or warranties (including any fraud or breach of any representations or warranties deemed to have been made by the delivery of any certificate or instrument delivered pursuant to this Agreement);

                  (ii) any breach by Seller of any of its covenants under this Agreement;

                  (iii) any Proceeding asserted or instituted against Buyer, or any of its properties or assets, by any third party for damages suffered by such third party by reason of or resulting from (A) any Excluded Liability, (B) the ownership or operation of the Business prior to the Closing or the Excluded Assets, or (C) any actions taken or omitted to be taken by Seller prior to the Closing (other than Assumed Liabilities);

                  (iv)     any Excluded Liability or Excluded Asset.

         (c) Limitations to Indemnification Obligation. Notwithstanding anything to the contrary contained in Section 8(b), Seller shall not have any obligation to indemnify any Buyer Indemnified Party:

                  (i) until the Buyer Indemnified Parties have suffered Damages for which Seller would otherwise have (but for the provisions of this Section 8(c)) an indemnification obligation in excess of $348,650 (the "Basket"), in which case, Seller shall only be liable for all such Damages in excess of the Basket;

                  (ii) for any Damages for which Seller would otherwise have an indemnification obligation, to the extent that Seller has previously indemnified Buyer Indemnified Parties for Damages in the aggregate amount equal to the Indemnity Escrow Amount;

                  (iii) for any Damages incurred as a result of, or arising out of, an inaccurate representation or breach of warranty, or breach or nonperformance of any covenant made by Seller in this Agreement (including any inaccurate representation or breach of any warranty deemed to have been made by delivery of any certificate or instrument pursuant to this Agreement) to the extent that Buyer had Knowledge of the same prior to the Closing Date through the delivery by Seller of the Disclosure Schedule or a supplemental or amended disclosure pursuant to Section 5(f) hereof; or

                  (iv) for any indemnification obligation for which Buyer fails to notify Seller pursuant to Section 8(e) on or prior to the twelve (12) month anniversary of the Closing;

         provided, however, that the limitations contained in clauses (i) and
(ii) above shall not apply to indemnification claims (x) involving fraud, intentional misrepresentation or deliberate or willful material breach and (y) pursuant to Sections 8(b)(iii) and 8(b)(iv) above.

         (d) Indemnification Provisions for Seller's Benefit. Buyer shall indemnify Seller and each of its officers, directors, agents, and each Person, if any, who controls Seller within the meaning of the Securities Act (each a "Seller Indemnified Party" and collectively, the "Seller Indemnified Parties") in respect of, and hold them harmless against, any and all Damages incurred or suffered by any of the foregoing parties resulting from, relating to or constituting:

                  (i) any fraud, misrepresentation or breach of warranty of Buyer contained in this Agreement (including any fraud, misrepresentation or breach of warranty deemed to have been made by the delivery of any certificate or instrument delivered pursuant to this Agreement), or any Proceeding asserted or instituted arising out of any matter constituting fraud or a breach of such representations or warranties (including any fraud or breach of any representations or warranties deemed to have been made by the delivery of any certificate or instrument delivered pursuant to this Agreement);

                  (ii) any breach by Buyer of any of its covenants under this Agreement;

                  (iii) any Proceeding asserted or instituted against Seller, or any of Seller's properties or assets, by any third party for damages suffered by such third party by reason of or resulting from (A) any Assumed Liability or (B) the ownership or operation of the Acquired Assets or the Business after the Closing including, without limitation, the sale, labeling, storing, testing, distribution, promotion and marketing of any Products after the Closing;

                  (iv)     any Assumed Liability; or

                  (v) any Liability of Seller for any Tax that arises due to the nature of the transaction contemplated hereby being structured as an asset sale rather than a stock sale, including, but not limited to, all federal, state and local income taxes, all transfer, documentary, sales, use, stamp, registration and other such taxes, all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the transfer of the Acquired Assets and the Business and any Liability arising out of or related to Buyer's allocation of the Purchase Price pursuant to Section 2(f).

         (e)      Procedures.

                  (i) Notice. Any Party seeking indemnification under this Agreement (the "Delivering Party") shall deliver notice (each, an "Indemnification Notice") thereof to the other Party with a copy to the Escrow Agent. Such notice shall (A) be signed by an officer of the Delivering Party, (B) shall identify the particular section of this Agreement containing the inaccurate representation, or the warranty or covenant that has been breached or not performed, which gives rise to such indemnification obligation, and (C) specify, in reasonable detail, the nature, underlying facts, and, to the extent determinable at the time of such Indemnification Notice, the dollar amount or a good faith approximation thereof (an "Indemnification Claim Amount") of any claim for indemnification (an "Indemnification Claim") it may have. Each Party may make more than one Indemnification Claim with respect to any underlying state of facts.

                  (ii) Counter Notice. Within thirty (30) calendar days of receipt of an Indemnification Notice, the Party receiving such Notice (the "Receiving Party") shall deliver to the Delivering Party a notice (a "Counter Notice") with a copy to the Escrow Agent, signed by an officer of the Receiving Party, setting forth (A) the Receiving Party's acquiescence to, or rejection of, the Indemnification Claim in its totality, or of its partial acceptance of the Indemnification Claim,
         (B) specifying that part of the Indemnification Claim to which acquiescence is made and that part which is rejected, (C) as to each part of the Indemnification Claim which is rejected, specifying whether the Receiving Party rejects its obligation to indemnify the Delivering Party in respect thereof, whether the Receiving Party accepts its indemnification obligation, but rejects the amount of the Indemnification Claim or both, and (D) setting forth in reasonable detail the nature of and the facts underlying the rejection of any part of the Indemnification Claim.

                  (iii) Accepted Indemnification Claims. Any Indemnification Claim or portion of any Indemnification Claim which is not disputed in a Counter Notice timely delivered or which is accepted in such Counter Notice or deemed to be accepted pursuant to the immediately following sentence (each such claim, an "Accepted Claim") shall be paid in accordance with Section 8(f).

         Failure by any Receiving Party to deliver a Counter Notice in the manner and within the period prescribed in Section 8(e)(ii) shall be deemed to be an acceptance of the validity of the Indemnification Claim or Indemnification Claims set forth in such Notice and a waiver of any right to contest the validity or amount of such Indemnification Claim.

                  (iv) Unresolved Indemnification Claims. If the Parties are not able to resolve their differences as to the portion of any Indemnification Claim which is unresolved within forty five (45) calendar days of receipt by the Delivering Party of the Counter Notice, either Party may submit the dispute to binding arbitration in accordance with Section 10(o) of this Agreement. With respect to that portion of any such unresolved claim that is determined in a final and binding order or judgment by the arbitrator in favor of a Buyer Indemnified Party or a Seller Indemnified Party, such claim shall be deemed an Accepted Claim and paid in accordance with Section 8(f).

         (f)      Manner of Payment.

                  (i) Subject to Section 8(e), any indemnification obligations of Seller pursuant to Section 8(b) shall first be satisfied out of the Indemnity Escrow Account to the extent thereof and thereafter shall be paid by wire transfer of immediately available funds to an account designated in writing by the applicable Buyer Indemnified Party within 15 days after the determination thereof.

                  (ii) Subject to Section 8(e), any indemnification obligations of Buyer pursuant to Section 8(d) shall be paid by wire transfer of immediately available funds to an account designated in writing by the applicable Seller Indemnified Party within 15 days after the determination thereof.

         (g) Instructions to Escrow Agent. On or after the date an Indemnification Claim by a Buyer Indemnified Party becomes an Accepted Claim in accordance with Sections 8(e)(iii) or 8(e)(iv), Buyer and Seller shall direct the Escrow Agent by issuing joint written instructions to release and deliver to such Buyer Indemnified Party cash from the Indemnity Escrow Account in satisfaction of such claim in accordance with this Agreement and the Escrow Agreement. The amount of cash released and delivered to such Buyer Indemnified Party from the Indemnity Escrow Account shall be the aggregate amount of Damages incurred by such Buyer Indemnified Party as specified in such Accepted Claim.

         (h)      Matters Involving Third Parties.

                  (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  (ii) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified

         Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party, (E) no conflict of interest exists between the Indemnifying Party and the Indemnified Party, and (F) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(h)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                  (iv) In the event any of the conditions in Section 8(h)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this
         Section 8.

         (i) Reduction for Insurance. The amount of any payment to any Buyer Indemnified Party, Seller Indemnified Party or Indemnified Party pursuant to this Section 8 shall be reduced by the amount of any insurance proceeds actually received by or on behalf of such party in reduction of the related indemnifiable loss. A Buyer Indemnified Party, Seller Indemnified Party or Indemnified Party which subsequently receives insurance proceeds in respect of the related indemnifiable loss shall pay to Seller, Buyer or the Indemnifying Party, as applicable, an amount of such insurance proceeds actually received equal to the amount Seller, Buyer or the Indemnifying Party, as the case may be, has paid the Buyer Indemnified Party, Seller Indemnified Party or Indemnified Party, as applicable, in respect of such indemnifiable loss.

         (j) Exclusive Remedy. The Parties acknowledge and agree that the foregoing indemnification provisions shall be the exclusive remedy of the Seller Indemnified Parties and the Buyer Indemnified Parties with respect to the transactions contemplated by this Agreement; provided, that this Section 8(j) shall not prohibit or in any way restrict a Seller Indemnified Party's or Buyer Indemnified Party's ability to seek an injunction, specific performance, or other equitable relief, and shall not apply to fraudulent or other similar actions on the part of any Party.

         (k) No Consequential Damages. Seller, Buyer or any Indemnifying Party shall not be liable to any Buyer Indemnified Party, Seller Indemnified Party or Indemnified Party, respectively, for consequential, enhanced, punitive or special damages unless such damages are included in a Third Party Claim and the Indemnified Party is liable to the third party claimant for such damages.

         9.       Post-Closing Covenants.

         (a) General. In case at any time after the Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 above). Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Business or the Acquired Assets, including, without limitation, all Records (other than those pertaining solely to an Excluded Asset or an Excluded Liability); provided, however, that Seller may retain (i) copies of such documents, books, records, agreements, and financial data and (ii) originals of all quality documents, including batch records.

         (b)      Registrations; Record Keeping; NDC Numbers.

                  (i) On the Closing Date, the Parties shall file with the FDA all documents required to transfer each NDA from Seller to Buyer substantially in the form attached hereto as Exhibit VI. Seller shall prepare and file the documents required of a former owner, and Buyer shall prepare and file the documents required of a new owner. Until the Closing Date, Seller shall be responsible for all FDA reporting requirements. Thereafter, Buyer shall be responsible for all FDA reporting requirements.

                  (ii) Promptly following the Closing Date, Buyer shall take any and all action necessary to change the National Drug Code ("NDC") number for the Products and promptly upon receipt of such new NDC number shall notify Seller in writing and request that Seller apply, or caused to be applied, such new NDC number to the Products.

         (c) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any Proceeding in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 8 below).

         (d) Transition. For a period of one (1) year following the Closing Date, (i) Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Business from maintaining the same business relationships with Buyer after the Closing as it maintained with Seller prior to the Closing and (ii) Seller will refer all customer inquiries relating to the Business to Buyer.

         (e) Use of Seller's Labeling and NDC. From and after the Closing Date, Seller shall permit Buyer to use the labeling and NDC used by Seller with respect to the Products prior to the Closing (including the use of Seller's name on such labeling) on all shipments of the Products.

         (f) Confidentiality. After the Closing, Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all extracts, summaries and copies) of the Confidential Information which are in its possession or control. In the event that Seller is requested or required (by oral question or request for information or documents in any legal Proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 9(f). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use its commercially reasonable efforts to obtain, at the reasonable request of Buyer and at Buyer's sole expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any such Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction), or (v) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

         (g) Covenant Not to Compete. From the Closing Date until the first anniversary thereof,

                  (i) Neither Seller nor any of the Officers shall engage directly or indirectly in the distribution, promotion, marketing, use or sale of the Products, or any pharmaceutical product which is the same as or substantially similar to any of the Products or has the same indications as any of the Products (a "Competing Product") in the United States or Canada, nor market, promote, supply, distribute or manufacture any Competing Products in the United States or Canada; provided, however, that no owner of less than 5% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any activity restricted by this Section 9(g)(i).

                  (ii) Neither Seller nor any of the Officers shall disclose, assign or otherwise transfer or authorize any third party to disclose, assign or otherwise transfer to any Person, whether located within or outside of the United States and Canada, any information regarding the Products, including, without limitation, the formulation or specifications for the Products or any other know-how relating to the manufacture or use of the Products, or to the manufacture of and the formulation and specifications for the active ingredients.

                  (iii) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9(g) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         (h) Employee Termination and Payment. Seller shall pay to its employees and former employees all amounts necessary to satisfy its obligations for Severance Benefits, Disposition Bonuses, and Stay Bonuses in accordance with the terms of this Agreement, the Transitional Services Agreement, the Stay Agreements, the Employment Agreements and the Escrow Agreement and shall pay all payroll taxes associated with such payments. With respect to Seller's obligations to pay Severance Benefits and the Stay Bonuses, Seller shall pay such amounts to Seller's employees and former employees as set forth on Annex G attached hereto promptly after receiving distributions from the Bonus Escrow Account to make such payments.

         (i) Products Liability Insurance. Within five (5) days of the Closing, Seller shall obtain a five (5) year Extended Reporting Period under the Product Liability Insurance (the "New Product Liability Insurance") pursuant to the terms and conditions set forth in Section V.1c of the Product Liability Insurance. Seller shall cause Hays Companies to be named as a "broker of record" with respect to the New Product Liability Insurance after the New Product Liability Insurance is obtained. Seller shall take any further action (including the execution and delivery of any further instruments and documents) that may be reasonably necessary for Buyer to continue to be named as an additional insured with respect to the Products Liability Insurance until Buyer has been named as an additional insured with respect to the New Product Liability Insurance. Seller shall direct copies of all future correspondence relating to the Product Liability Insurance and the New Product Liability Insurance to Buyer.

         (j) Additional Contracts. For a period of up to sixty (60) days following the Closing, Buyer may elect to amend Annex A attached hereto to add any Contract of Seller to Annex A without the payment of additional consideration to Seller for such Contract (an "Additional Contract") and such Contract shall become an Acquired Asset hereunder and Buyer shall assume all Liabilities arising from and after the Closing under such Additional Contract. Seller agrees and covenants that Seller will promptly, without further consideration, execute, acknowledge and deliver such further instruments of sale, grant, transfer, contribution, assignment, conveyance, assumption and delivery and such consents, assurances, powers of attorney and other instruments and take such other actions as may reasonably be necessary in order to vest in Buyer all right, title and interest in and to any Additional Contract and to otherwise further effectuate and carry out the transactions contemplated by this Agreement and any related documents, including the retention by Seller of any Liabilities arising prior to the Closing under or incurred as a result of an action taken prior to the Closing by any party to such Additional Contract. Notwithstanding the foregoing, in no event shall Seller be required to pay any amounts to any Person in connection with performing it's obligations under this
Section 9(j).

         (k) Directors' and Officers' Insurance. Seller shall obtain, and maintain for a period of at least three (3) years, a directors' and officers' insurance policy with reputable insurers in such coverage and in such scope and amount as is reasonable and customary in Seller's industry.

         (l) Documentation of Expenses. Seller shall provide written documentation to Buyer within two (2) business days following the Closing setting forth the actual payments made by Seller for operating expenses of the Business from October 26, 2003, through the earlier of November 26, 2003 and the Closing.

         10.      Miscellaneous.

         (a) Press Releases and Public Announcements. Except as is consistent with the form of press release attached hereto as Exhibit VII, neither Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its

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publicly-traded securities (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Party prior to making the disclosure); provided, further, that in no event shall any such press release or public announcement disclose any of the terms or conditions of this Agreement unless, in the opinion of counsel, such disclosure is reasonably required in order to satisfy any law, regulation or any listing or trading agreement concerning its publicly-traded securities.

         (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

         (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may, without Seller's prior written approval, (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and pledge its rights hereunder to its lenders (as collateral) and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid),
(iii) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

         If to Seller:

         Endeavor Pharmaceuticals, Inc.
         127 Racine Drive, Suite 202
         Wilmington, NC 28403
         Attention: R. Forrest Waldon
         Facsimile: (910) 790-9041

         Copy to (which shall not constitute notice):

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

         Paul, Hastings, Janofsky & Walker LLP
         55 Second Street, Twenty-Fourth Floor
         San Francisco, CA 94105
         Attention: Thomas R. Pollock, Esq.
         Fax: (415) 856-7100

         If to Buyer:

         Barr Laboratories, Inc.
         400 Chestnut Ridge Road
         Woodcliff Lake, New Jersey 07677
         Attention: General Counsel
         Facsimile: (888) 843-0563

         Copy to (which shall not constitute notice):

         Kirkland & Ellis
         Citigroup Center
         153 East 53rd Street
         New York, New York 10022-4611
         Attention: Frederick Tanne, Esq.
         Facsimile: (212) 446-4900

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York; provided, that the Delaware General Corporate Law shall govern whether Seller is in compliance with those representations and warranties relating to corporate matters.

         (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant except pursuant to its express terms.

         (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (k) Expenses. Except as otherwise set forth herein, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the

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

transactions contemplated hereby. The Parties agree to use reasonable efforts to minimize any sales, use or other transfer taxes due in connection with the transfer of the Acquired Assets.

         (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedules identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         (m) Incorporation of Annexes, Exhibits and the Disclosure Schedule. The Annexes, Exhibits and the Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

         (n) Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the Business is unique and recognize and affirm that in the event Seller breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties' obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

         (o)      Arbitration.

                  (i) Any dispute, controversy or claim (each, a "Dispute") arising out of or relating to this Agreement or the performance, breach or termination thereof shall be submitted to binding arbitration, and any such Dispute shall be decided by one (1) arbitrator mutually agreeable to Buyer and Seller. If Buyer and Seller cannot agree on one
         (1) arbitrator, the Dispute shall be submitted to the American Arbitration Association ("AAA") in New York, New York, and AAA shall appoint an arbitrator to resolve the Dispute under its Commercial Arbitration Rules. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the Parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing Party about the subject matter of the Dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, if the arbitrator determines that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim shall be binding and conclusive upon the Parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.

                  (ii) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in New York, New York under the Commercial Arbitration Rules then in effect of AAA. The non-prevailing party to an arbitration shall pay its own costs and expenses, the fees and costs of the arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other Party to the arbitration.

                                    * * * * *

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

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                BARR LABORATORIES, INC.

                                By: /s/ Paul M. Bisaro
                                    --------------------------------------------
                                    Name:  Paul M. Bisaro
                                    Title: President and Chief Operating Officer

                                ENDEAVOR PHARMACEUTICALS, INC.

                                By: /s/ R. Forrest Waldon
                                    --------------------------------------------
                                    Name:  R. Forrest Waldon
                                    Title: President and Chief Operating Officer